7-November-2024
LCI Industries (LCII)
Q3 2024 Earnings Call

CORPORATE PARTICIPANTS

Lillian D. Etzkorn – Chief Financial Officer & Executive Vice President, LCI Industries
Jason Douglas Lippert – President, Chief Executive Officer & Director, LCI Industries
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OTHER PARTICIPANTS

Fred Wightman – Analyst, Wolfe Research LLC
Craig Kennison – Analyst, Robert W. Baird & Co., Inc.
Daniel Moore – Analyst, CJS Securities, Inc.
Michael Swartz – Analyst, Truist Securities, Inc.
Scott L. Stember – Analyst, ROTH MKM
Tristan M. Thomas-Martin – Analyst, BMO Capital Markets Corp.
Brandon Rollé – Analyst, D. A. Davidson & Co.

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MANAGEMENT DISCUSSION SECTION

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Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Good morning everyone and welcome to the LCI Industries Third Quarter 2024 Conference Call. I am joined on the call today with Jason Lippert, President and CEO; along with Kip Emenhiser, VP of Finance and Treasurer. We will discuss the results for the quarter in just a moment.

But first, I would like to inform you that certain statements made in today’s conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties. As a result, the company cautions you that there are a number of factors, many of which are beyond the company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are discussed in our earnings release and in our Form 10-K and in other filings with the SEC. The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements are made except as required by law.

With that, I would like to turn the call over to Jason.

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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Good morning, everyone, and thank you and welcome to our third quarter 2024 earnings call. We continue to execute well during the third quarter improving margin and increasing share as we navigate some continued headwinds in the RV and marine sectors.

Over the past six decades, Lippert has been established as a leading global supplier of highly engineered components for the outdoor recreation, transportation, and building products industries. We feel that our diversified product portfolio, combined with the results of our continued focus on innovation, customer satisfaction and strategic acquisitions, continue to help us win with our OEM and aftermarket customers. With these advantages particularly our innovative, high quality content, we’ve been able to gain RV OEMs market share year-to-date in our top five product category, appliances, awnings, chassis, furniture and windows. These products made up roughly 71% of our total RV OEM business so far in 2024.

Despite continued industry softness in RV and marine, net sales declined only 5% during the quarter to $915 million. The quarter also benefited from increased automotive aftermarket sales, underscoring the success of our growth strategy as we track organically towards $5 billion in revenue for 2027. We also delivered meaningful profit growth this quarter. Operating margin increased 100 basis points and operating income dollars grew 18%, driven primarily by operational improvement and cost management initiatives. Supply chain improvements helped lower material costs, while product quality and technical training initiatives reduced warranty costs $10 million during the quarter. Furthermore, we continue to consolidate facilities and reduce our overall cost structure and footprint while maintaining scalable capacity. We believe there is further opportunity to execute on these types of cost savings initiatives and business unit consolidation to support enhanced profitability in the coming quarters. Lillian will talk about this in more detail shortly.

I’ll now move on to our results by business. RV OEM net sales were $419 million, down roughly 2% versus prior year as the impact of lower motorhome shipments and mix shifts towards smaller towable units offset the market share gains we delivered across our top product categories. Based on industry reports, RV production is now closely aligned with wholesale shipments, and dealers are reporting low inventory levels, which should position us well when the industry begins its rebound. Content per towable RV was $5,131, down slightly versus prior year; while content per motorhome RV was $3,739, up slightly versus prior year.

For towables, organic content was up 1%, driven primarily by gains in our top five product RV OEM categories. This growth was more than offset by the mix shift to single axle trailers, which were up 38% over the same period in 2023. Based on feedback from certain dealers, there should be a return to higher content trailers in early 2025. Furthermore, as new LCI components are added to 2025 model builds, we should see an acceleration in organic content growth, which we believe should begin in the fourth quarter. We supply the top RV brands with what we believe to be premium innovative content. These new product introductions should remain a key driver behind content expansion and help accelerate long-term content growth as retail demand and industry production recover.

We have already seen a strong response from customers to the products we showcased at the RV Open House in September. These innovative products include our Touring Coil Suspension or TCS, our anti-lock brakes, larger windows, new glass doors, and our new Chill Cube air conditioners, all of which are resulting in new business wins for 2025. Our new Touring Coil Suspension or TCS, the first towable suspension of its kind, cuts road vibration on towable units by about 50%, which should extend the life of the RV and drive share gains by lowering maintenance costs and increasing customer satisfaction.

As consumers add more sophisticated content like this to their vehicles, TCS should fuel even greater demand. We demonstrated TCS’s effectiveness to several major OEM and dealers by having them experience the vibration that comes with a normal suspension as compared to our TCS. The dealers and OEMs simply couldn’t believe the difference that TCS made. The significant investment we made here last year looks to be paying off. And we believe that the addressable market for this unique product is over $150 million in revenue opportunity.

Our anti-lock brakes or ABS is a key example of our commitment to innovation and meeting customer needs. Before our launch, ABS for RVs was virtually non-existent and extremely cost prohibitive. Now, over 10 leading towable RV brands have adopted it, including Cougar and Reflection, two of the top three Fifth Wheel brands with more expected in fiscal year 2025. We expect over time that it will be an industry standard, largely because consumers seem to understand that purchasing an RV with anti-lock brakes means that the RV can stop in even shorter distances while improving emergency braking.

To date, orders have been strong, which should position us to capture a significant share of this $150 million to $200 million addressable market. We are also starting to market this product to our utility trailer customers. We believe that utility trailer OEMs that manufacture trailers that carry expensive cargo are going to gravitate towards this product. We’re excited about this opportunity as there are approximately 600,000 utility and cargo trailers manufactured every year.

Our larger windows and new glass entry doors being purchased for use in many of the 2025 models should enable us to increase content on both towable and motorhome units, as we believe that consumers will happily pay a premium for more natural light and the functionality of the products like our 4K window series with integrated shades. For example, Brinkley launched their brand two years ago with our new square bonded windows as part of their trademark new look.

Lastly, worth noting is our Chill Cube air conditioner, which was designed by our talented HVAC team based out of Arizona to be the quietest AC in the North American market, with the industry’s highest capacity of 18,000 BTUs. Upon launch, we have seen immediate interest from many OEMs and this innovation will build on the market share we’ve been taking in this category over the last two years.

Many people talk about innovation only to have their ideas end up as concepts in a showroom or a press release. We believe that real innovation, like the newly launched products I just mentioned, requires that the new products make it into the vehicles, creating meaningful revenues, and ultimately help improve the customer’s experience.

As we capture more content opportunities and as the wholesale shipments and mix normalize, we expect organic content growth to return to 3% to 5% on an annualized basis. The RVIA is projecting roughly 345,000 wholesale shipments in 2025 at the midpoint of its range, which should translate to over $100 million additional sales for our business at current content numbers.

Moving to aftermarket. Our aftermarket net sales were $231 million, flat versus prior year, as strength in the automotive aftermarket was offset by some softness in the RV and marine aftermarkets. Operating profit for our aftermarket division was an outstanding 13.9% for the quarter. Our CURT family of products, which includes hitches, towing products, and truck accessories, continued to outperform, delivering a 7% increase in sales during the quarter and equaling 54% of our total aftermarket revenues, highlighting the impact of our diversification efforts.

We are also driving aftermarket growth with our Camping World partnership through which we have outfitted over 10 Camping World RV parts retail stores since we acquired its furniture business and expanded our collaboration with its retail team this past May. Sales of Lippert products through the Camping World stores increased 47% in the quarter, and we expect our revenues here to grow as we work together to increase the selection of Lippert products not only in those stores, but also online and in an additional Camping World location.

In addition, our Furrion suite of appliances, including ovens, hot water heaters, refrigerators, microwave, furnaces and air conditioners continues to support aftermarket content growth through the upgrade, repair and replacement cycle, contributing $47 million in just aftermarket revenues year-to-date, up 18% from a year ago. For example, Furrion’s air conditioners, which have a high replacement rate, are one of the top selling products in the RV aftermarket. Our OEM sales of air conditioners and other products should set us up for direct replacement in the aftermarket once the repair cycle begins for an RV owner.

As our OEM content increases on each product, the likelihood we get the aftermarket sale on those components should also increase. For example, in the first nine months of 2024 as compared to 2023, our air conditioner business is up 80%, which not only shows our ability to gain share on new OEM content, but we believe bodes very well for Furrion replacement air conditioners and the coming replacement and repair cycles.

Turning to adjacent markets, net sales decreased 11% to $256 million versus the prior year, almost entirely due to weak demand in marine, where dealers continue to rightsize inventory levels. International sales were down 9% due to high inventory and some extended OEM shutdowns. We are focused on aggressively expanding market share in the RV, marine and rail markets internationally using the same products and playbook that have made us the leader in North America.

We are also working to launch appliances in the European caravan market in 2025, which will be a substantial category for us in Europe. Elsewhere in the adjacent markets, we are gaining market share in transportation and building product markets by introducing new products and offering what we believe to be superior service, product quality, and on-time delivery.

For example, we’ve leveraged our core competency in axle manufacturing to expand into the utility trailer market, supplying top brands like ATWs, Big Tex Trailers and many others. Over the last couple of years we have made meaningful headway, as there are approximately 600,000 utility and cargo trailers built annually. We see significant growth potential for our axles here. And as we gain more share here, we plan to offer upgrades such as ABS and TCS that I mentioned earlier to these utility trailer suspension.

As I mentioned on prior calls, our window and glass products are also driving meaningful revenue and off-road vehicles as well as school and transit buses. We are also gaining more ground on a meaningful opportunity for residential windows, which are a different category than our legacy manufactured housing windows. We have grown this business by $20 million in just the last few years and are finding that more and more residential distributors and builders are having a great experience with our new entry level vinyl window products.

Moving on to capital allocation, our operating performance and inventory management have driven meaningful operating cash generation of $402 million over the past 12 months. And we have reduced our leverage to 2 times. We continue to evaluate M&A opportunities as they arise and our balance sheet positions us well on those opportunities in the RV, aftermarket, marine and transportation markets that we believe are right for us.

We have had success in creating value by acquiring companies with experienced leadership teams, great products and significant growth opportunities, and plan to continue to prioritize acquisitions with these criteria. As we do this, we believe that enhancing our product portfolio continues to allow us to widen our competitive moat. In addition to M&A, we plan to continue to use our balance sheet to fund innovation and operational improvements of the business in order to maximize the return of capital to our shareholders.

Before I close, I’ll touch base on a couple of cultural achievements for this quarter. At Lippert, we’re committed to using business as a force for good, and this is reflected in how we engage with our co-workers, customers and communities. In August, we received the 2024 Community Impact Award from Culture of Good, recognizing our dedication to a healthy culture and solid corporate citizenship. We also earned the 5 Star AchieveWELL award in the Wellness Council of Indiana, highlighting our focus on workplace wellness as a driver of engagement and performance.

Lastly, we are proud to announce in October we crossed the 1 millionth hour of community service our teams have given back to the communities where we live and work, since we started our 100,000 hours a year of community service program in 2017. This year, 78% of our team members serving at least one community service project, most of which were organized by our company’s community impact team. We’re proud of these milestones and remain committed to ensuring our team members have plenty of opportunities to serve with fellow Lippert team members regularly in our communities.

In closing, I’d like to thank our fantastic team members for their hard work this quarter. Guided by our experienced leadership team, we believe Lippert is poised for long term success. Our expansive, competitive moat is made up of our experienced group of leaders, our large product breadth, and our ability to be flexible with so many products across hundreds of thousands of SKUs. Not to mention our decades long, deep, meaningful relationships with our customers, and a solid understanding of our industries.

The operational improvements and market share gains that we made in a difficult environment should position us well for when retail demand rebounds. And we remain confident that our continued focus on innovation, customer satisfaction and strategic acquisition should help us capture a meaningful share of the industry growth going forward. We look forward to continuing our progress in delivering value to all of our stakeholders as we close out 2024.

I’ll now turn to Lillian to give more color on our financial results.

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Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Thank you, Jason. Our innovative portfolio and reputation for best-in-class quality and service drove share gains during the quarter, but revenue growth remains pressured as we navigate continued retail demand softness in the RV and marine markets. Our consolidated net sales for the third quarter were $915 million, a decrease of 5% from the third quarter of 2023. OEM net sales for the third quarter of 2024 were $685 million, down 6% from the same period of 2023.

RV OEM net sales for the third quarter of 2024 were $422 million, down 2% compared to the prior year period, led by a 22% decrease in motorhome wholesale shipments, and an increasing mix shift towards lower content single axle trailers. Year-to-date, wholesale units through Q3 2024 were 256,400, while year to date retail units were 286,600 units, signaling healthier dealer inventory reduction. These impacts were partially offset by an 11% increase in North American travel trailer and fifth-wheel wholesale shipments and overall market share gains.

Specifically, we gained share in our top five RV product categories, appliances, awnings, chassis, furniture and windows, year-to-date through September 30, 2024. Content per towable RV unit was $5,147, down marginally compared to the prior year period, while content per motorized unit was up slightly to $3,768. Content per towable RV unit was down primarily due to the shift in single axle trailers, which have less overall content. These trailers accounted for about 23% of production in Q3 2024 compared to the prior year of 18%.

Typically, we would see a mix range of 16% to 19% for these units. Organic content increased 1% both sequentially and year-over-year, supported by share gains we delivered in the product categories we supply to RV OEM, appliances, awnings, chassis, furniture and windows. Aftermarket net sales for the third quarter of 2024 were $231 million, in line with the same period in 2023, primarily driven by continued growth in the automotive aftermarket, partially offset by softness in the RV aftermarket, which has been negatively impacted by lower consumer discretionary spend.

Adjacent industries OEM net sales for the third quarter of 2024 were $262 million, down 12% year-over-year, primarily due to lower sales to North American marine and utility trailer OEM. Marine sales were down 16% due to the impact of inflation and still high interest rates on retail demand. We expect softness in the marine industry to continue for the remainder of 2024 and into 2025 as well.

During the quarter, the decline was partially offset by increased sales for building products, as we continue expanding our footprint in this market by capturing demand for core products like windows and chassis for manufactured housing. International sales decreased 9% year-over-year. The decrease was primarily driven by softening of marine and RV markets, partially offset by strength in the rail markets. As Jason noted, we continue to focused on introducing popular European products in North American markets, such as window blinds, and pop tops for the RV market.

Gross margins were 24% compared to 22% in the prior year period, supported by decreased steel prices, lower inbound freight costs, and the impact of material sourcing strategies we’ve implemented to lower input costs. Consolidated operating profit during the third quarter was $54 million or 5.9%, a 110 basis point improvement over the prior year period. Operating margin expansion was supported by operational improvements.

I would also like to highlight the fact that our warranty costs reduced by $10 million during the quarter. Year-to-date, warranty costs have decreased by about $20 million compared to the prior year period. The operating profit margin of the OEM segment increased to 3.2% in the third quarter of 2024. This is compared to 1.5% for the same period of 2023. The aftermarket delivered a 13.9% operating profit, a 100 basis point contraction over the prior year period due to temporary mix shifts and heightened facility costs related to the investments we have made to expand capacity in the automotive aftermarket business.

GAAP net income in the third quarter was $36 million or $1.39 earnings per diluted share compared to net income of $26 million or $1.02 earnings per diluted share in the prior year period. EBITDA in the third quarter was $85 million, an 8% increase compared to the prior year period. The variance between EBITDA and net income growth during the quarter was primarily related to a 37% decrease in interest expense over the prior year period, reflecting our lower level of debt in 2024.

Non-cash depreciation and amortization was $96 million for the nine months ended September 30, 2024. While non-cash stock based compensation expense was $14 million for the same period. We anticipate depreciation and amortization in the range of $125 million to $135 million during the full year of 2024.

At September 30, 2024, our company’s cash and cash equivalents balance was $161 million. This is compared to $66 million at December 31, 2023. For the nine months ended September 30, 2024, cash provided by operating activities was $264 million, with $31 million used for capital expenditures, $20 million used for acquisitions, and $80 million returned to the shareholders in the form of dividends.

On an LTM basis, cash flows provided by operations was $402 million. As of September 30, 2024, our net inventory balance was $705 million, down from $768 million at December 30 of 2023 and $792 million at September 30, 2023. As I’ve stated before, this business is a strong generator of cash.

At the end of the third quarter, we had outstanding net debt of $661 million, 2 times pro forma EBITDA, adjusted to include LTM EBITDA of acquired businesses and the impact of non-cash and other items as defined by our credit agreement. For the month of October, sales were down about 4% versus October 2023, primarily due to an approximate 3% year-over-year decrease in North American RV production and a 12% year-over-year decline in marine sales.

We are maintaining our estimated full year wholesale shipment range of 315,000 to 325,000 units as lingering consumer demand headwinds continue to impact retail performance, which we expect to begin improving as additional interest rate reductions are made, lowering financing costs for consumer.

As we think about Q4, we expect overall revenue to be down 4% to 5% year-over-year. We expect RV OEM sales to be fairly consistent with prior Q4 levels. We also expect operating margin to expand versus Q4 of last year and to come in at about 2%, which would be down from Q3, primarily related to lower sales and seasonality. We are projecting positive net income in Q4 along with continued positive net cash flow from operations.

For the full year of 2024, capital expenditures are anticipated to be in the range of $35 million to $45 million. Looking ahead, we aim to continue to utilize our balance sheet to pursue strategic opportunities to help us capture profitable growth and deliver shareholder value while maintaining a long-term leverage target of 1.5 times net debt to EBITDA.

We continue to strengthen our financial profile by making consistent operational improvements to our business while capturing demand for our innovative products, which is resulting in market share expansion across the business.

We expect to see industry recovery across the markets we serve over the next several years, in addition to organic growth fueled by our market share expansion. We look forward to continuing this progress, driving sustained profitable growth as we advance towards our $5 billion revenue target in 2027. That is the end of our prepared remarks.

Operator, we are ready to take questions. Thank you.
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QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] And our first question today comes from Fred Wightman from Wolfe Research. Fred, your line is open. Please go ahead.

<Q – Fred Wightman – Wolfe Research LLC>: Hey, guys. Good morning. Thanks for taking the question. Helpful to get the wholesale shipment outlook for next year. But I’m wondering if you could just help us with the mix components of that and then maybe if it’s relevant, the commodity headwinds as well too?

<A – Jason Lippert – LCI Industries>: You know, when you say mix components, you’re talking about just mix of the RV types?

<Q – Fred Wightman – Wolfe Research LLC>: Correct. Yeah.

<A – Jason Lippert – LCI Industries>: Yeah. So it’s hard to say. I mean, like we said in our prepared remarks, we feel like from a mix standpoint, it should normalize a little bit more. I don’t know that we’ll ever go back to – we look at single axle trailers that have the lowest amount of content back a couple of years ago and it was around 15% to 17% of the total make up of towables, and it’s jumped up over 20 here in the last quarters.

So we feel it’s going to go back down. I don’t know if it goes back down to 15% to 17%, but should get a little bit better than what it is today. But as far as the wholesale outlook, we’re looking at 335,000 to 355,000 somewhere in that range. We’ll tighten that up next quarter, but feel like that there’ll be a single digit increase off of – or high single digit increase off of this year.

<A – Lillian Etzkorn – LCI Industries>: And Fred, to your question, in terms of the commodity pricing pass-throughs, we’ve been seeing that mitigate as we’ve gone through 2024 calendar year. We’re still putting together our plans clearly for next year, as we’re in the budget season right now. But I would not expect pricing pass-throughs to be anything material as we’re looking into next year as we really have mitigated that at this stage.

<A – Jason Lippert – LCI Industries>: Definitely more stabilized.

<Q – Fred Wightman – Wolfe Research LLC>: Makes sense. And then I’m wondering just post-election, if you could remind us the import exposure that you guys have to China specifically and maybe how we should think about that potentially impacting COGS going forward?

<A – Jason Lippert – LCI Industries>: Well, without giving you the actual numbers, I can tell you that since 2020, when we first started dealing with a lot of the tariff activity that happened, we’ve mitigated a lot of our risk in China specifically. So we’ve had some company directives since then to de-risk out of China. So it’s still a significant portion of our spend, but much less than what it was a few years ago.

And we’re going to – if the tariff activity happens like it did last time, we assume we’ll have a few months to respond and plan. And those plans include taking more offshore Asia, near-shoring here, and then obviously bringing some of the production back to the US for manufacturing. So – and then what we can’t mitigate, we work to pass-through. So those are kind of our – it’s kind of our playbook.

<Q – Fred Wightman – Wolfe Research LLC>: Okay. Thank you.

Operator: The next question comes from Craig Kennison from Baird. Craig, your line is open. Please go ahead.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Good morning. Thanks for taking my question. Just to follow-up on Fred’s topic there on tariffs. Are you able to share what your tariff tax was or has been in the last few years?

<A – Lillian Etzkorn – LCI Industries>: Craig, no, I don’t have that in front of me. I can take that back and see if we can find something and follow-up with you separately.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: And obviously we’re getting a lot of questions on it, so thank you. And maybe I wanted just to ask you, Jason, whether in the context of tariffs, whether you feel like you have competition that might be more disadvantage than you and if you look at it holistically, maybe there’s a different perspective on it.

<A – Jason Lippert – LCI Industries>: Yeah, I feel that way for sure around some of our product lines. I mean, we obviously build a lot of products and even have products like chassis, which is our largest product line in the company for RV. Almost 100% of the components there are sourced domestically. So that’s not an issue for some product lines. But like I said a minute ago, we’re de-risking out of China, we have been for several years. And several of our competitors are still firmly planted there. And that gives us a huge advantage because we’re already out on some products like appliances and furniture and things like that, where we can continue to bolster some of our importing partners that are not in China specifically. Not to say that some of those other partners won’t get tariff as well, but likely not as much as China.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: And then maybe a big picture question. If I look prior to the pandemic shutdown, just looking at four or five years prior to that, your average EBITDA margin was in that 8% to 10% range, maybe 9%. What are the ingredients to getting you back to that level?

<A – Jason Lippert – LCI Industries>: Yes. So I’ll answer a couple of different ways. I’m sure Lillian has a couple of thoughts on that as well. But if you go back to 2018, 2019, we were much more heavily concentrated from an RV perspective there. So we’ve diversified the business significantly since that period of time, which has caused some of the added cost structure. And we’ve got mature businesses there now. I think we’ve talked about that in the last couple of calls, our margins in those other businesses are starting to mature and become better and become additive to that double digit margin that we’ve been shooting for.

And then as soon as we – we’ve done so much cost work around the business, just cost structure work and putting ourselves in a great position for when we see this inflection point in the next couple of quarters in RV, it’ll start to really show up but we feel we’re going to get back to double-digit margins as soon as the business normalizes on the RV side, specifically. And we kind of consider normalization of 400,000 to 425,000 unit wholesale range with RVs, where this kind of averaged over the last 10 to 15 years.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Great. Thank you.

Operator: The next question comes from Daniel Moore from CJS Securities. Daniel, your line is open. Please go ahead.

<Q – Dan Moore – CJS Securities, Inc.>: Yes. Good morning, Jason. Good morning, Lillian. Thanks for taking the questions.

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Dan Moore – CJS Securities, Inc.>: You mentioned again, 335,000 to 355,000 wholesale units. Just wondering if you can talk a little bit about the cadence you’d expect within that range kind of H1 versus H2. And then appreciate the color on content. Do you think you can get back to 3% to 5% content growth in 2025? Or will that be a little bit more dependent on mix and the level of entry levels, single axle trailers over the next 12 months?

<A – Jason Lippert – LCI Industries>: Definitely dependent on mix, Dan. But, yeah, I think we’re – if you’d asked me a few days ago, I might had a different answer than today. But I think with the reduction in interest rates, the pending inflation improvement and the current inflation improvement, we’ve already had the deceleration there. I think the biggest thing is just the consumer confidence, which I think we saw yesterday is, looks better than we might have anticipated. And then you look at probably the most important thing is the decade record low inventory levels that we’re seeing on dealer lots. So their inventories are really depressed. And I think we’re poised and ready for a restock.

So I think that, again, depending on when you looked at this, I feel a lot more comfortable today that’s going to be sooner than later, but definitely in the next quarter or two. And then hopefully, we have a back half that’s pretty strong.

<Q – Dan Moore – CJS Securities, Inc.>: Very helpful. And then I know this is a crystal ball or maybe guidance in terms of a question. But your solid operating margin improvement this quarter. Obviously, Q4 has a little bit less absorption. But when you put it together exiting somewhere around 5% in terms of operating margin for 2024, given the outlook that you’ve kind of given for RV, how do we think about potential for what margin uplift might look like in 2025, let’s say or bringing this down modestly, and RV is in that range that you described?

<A – Lillian Etzkorn – LCI Industries>: Yeah, so as we think about next year and we are – as I mentioned, we are in the process of finalizing our budget at this point for next year. So we’ll provide more color on our next call. But as I think about the progression from this year to next, there’s a few different puts and takes. Clearly we’re expecting to see that continued modest growth and progression on the RV side of the business.

When we think about the marine side of the business, that’s probably going to be a little bit more tepid as we look towards the next year and a couple other puts and takes within our adjacent businesses. That said, my expectation for the business would be a modest increase in terms of our margins and our profitability for next year.

Just from the perspective of a couple of things, one, clearly, just with the revenue uplift, we get better fixed cost absorption with our facilities. We’ve talked about in the past Dan, in terms of the consolidation of our footprint and more of the optimization. We’re going to continue to work towards reducing some of the footprint, which will also take some cost out of the system, continue focusing on some of the overhead cost to reduce as well. So really trying to attack it on several different fronts. First and foremost, being volume benefits and then also focusing on continuing to improve our costs as we move forward.

<A – Jason Lippert – LCI Industries>: Yeah, I’d double down on the cost improvement comment there. We’re going to probably come out – and well, we’re not going to probably – in Q4, we’ll talk on the call a little bit about of where our cost structure is headed based on some of the improvements we feel we can still make. I mean, we’ve been talking about bouncing along the bottom of the industry here for a couple of years now, especially in the last few quarters as we kind of felt the bottom. But we do feel that we’ve got momentum on cost structure improvement.

I would also say that with some of our top innovations that we’ve talked about, along with some of our chassis and window and other top five product categories that we’ve got significant market share to gain there. I mean, I’d say that over $0.5 billion in total addressable market in some of those categories. When you look at chassis, windows, our ABS and TCS as we talked about leveling appliances, axles and slide outs, it’s a pretty big market share opportunity there that we’re going to continue to go after. And depending on where mix ends up next year, that can just be a nice tailwind for us if mix kind of normalizes just a little bit.

<Q – Dan Moore – CJS Securities, Inc.>: That’s really helpful. Last one, I’ll jump back. But you mentioned M&A and obviously with the significant cash generation we’ve seen over the last 12 months, leverage has come down nicely, and hopefully EBITDA is bottoming here. So it takes two to tango. But talk about the pipeline and your outlook for M&A over the next kind of 6 months to 12 months relative to the last 6 months to 12 months? Thanks again.

<A – Jason Lippert – LCI Industries>: Yeah, yeah. We’ve obviously been fairly inactive in the last couple of years just to preserve cash and do the right things and the smart things there. We have had a lot of conversations with a lot of different targets in the last several quarters. So hopefully starting to get closer on some things and definitely expect more activity to come about the next couple of quarters. But we’re hoping that M&A is more active in the next calendar year than what we’ve seen this year, obviously. And feel good about it.

<Q – Dan Moore – CJS Securities, Inc.>: Thanks, again.

Operator: The next question is from Mike Swartz from Truist Securities. Mike, your line is open. Please go ahead.

<Q – Mike Swartz – Truist Securities, Inc.>: Hey, guys. Good morning. Maybe to start. And just Lillian, I think you had mentioned and Jason you had mentioned that organic content in the total business was up about 1% and reported content was down 1%. Can you help us bridge the gap on what pricing mix, some of the other M&A, some of the other variables might have contributed to the quarter?

<A – Lillian Etzkorn – LCI Industries>: Sure, Mike. I’d say the biggest contributor to the downward pressure this quarter is mix, as I mentioned in my prepared remarks our – the percentage that we saw in the quarter for single axle trailers came in at about 23%. Typically, we’d see anything from 17% to 19% is what we have seen historically. That headwind alone pressured the content number by about 3.5% in the quarter on a trailing 12-month basis. From an organic perspective that was actually positive for us in the quarter, again, it was up 1%.

The commodity prices at this point to pass through really is pretty mitigated at this point. So really what we’re dealing with is predominantly that mix number that I was referring to, offsetting a good chunk of the organic growth that we’re seeing. And as we think about the content on a go-forward basis, we’ll start seeing in the fourth quarter more of the pick-up on some of the innovative products that Jason has been talking about that we highlighted at the Open House. We’ll start seeing that organic content come up as we progress into the fourth quarter and then as we move into next year; again, presuming that production picks up as well.

We will still need to be watching the mix number because I think that is going to continue to be a headwind as we move into 2025 as Jason was commenting on. But do feel good about the organic pick-up at this point.

<A – Jason Lippert – LCI Industries>: And just to kind of echo Lillian’s comments on the single axle trailers, I mean it’s up 38% from last year. And Camping World – I mean, Camping World was a big driver of that unit. I mean, they’ve pushed a lot of those into the market to entice some first-time buyers. And it’s been, I think, a good thing. But when you look at the content on those trailers versus what you would typically see on a travel trailer, the average travel trailer price is around $30,000-ish today. And some of those are selling for $9,000 to $11,000. So you can just imagine the lack of content in a lot of those trailers. So they’ve given us some indication that the next couple of quarters we’re going to see some more normalized ordering patterns with trailers, with more content. So, you know.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay, that’s helpful. And then just a follow-up. Lillian, I may have missed it, but did you cite what’s M&A added to the quarter, consolidated?

<A – Lillian Etzkorn – LCI Industries>: In terms of sales?

<Q – Mike Swartz – Truist Securities, Inc.>: Yeah, yes.

<A – Lillian Etzkorn – LCI Industries>: In terms of consolidated sales...

<A – Jason Lippert – LCI Industries>: It was a small number.

<A – Lillian Etzkorn – LCI Industries>: ...I did not, but it’s pretty small. Again, to the comment that we made in terms of M&A, it’s been pretty quiet in the last couple of years. We only had the one acquisition earlier this year as it related to the Camping World Furniture business. So the sales related to M&A really, I think, call it single digits.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay. That’s great. And then, final question [indiscernible] (00:40:16) CapEx. I noticed you pulled that down a little bit. Is that just a timing issue with some of those capital projects now falling in 2025?

<A – Lillian Etzkorn – LCI Industries>: I’d say part of it will be timing. I would expect CapEx to tick up next year if the cadence of the spend. And frankly, while we have been generating very strong cash flow throughout this year and last year, the team has been focused on focusing – focusing the spend on what’s truly necessary from a maintenance perspective. Yeah. So to that extent, I’d say we’re spending where we need to spend and it’s more of a timing that we’ll see that uptick a little bit more into next year.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay, great. Thank you.

<A – Jason Lippert – LCI Industries>: Thanks.

Operator: The next question comes from Scott Stember from ROTH. Scott, your line is open. Please go ahead.

<Q – Scott Stember – ROTH MKM>: Good morning, and thanks for taking my questions.

<A – Jason Lippert – LCI Industries>: Sure.

<A – Lillian Etzkorn – LCI Industries>: Good morning.

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Scott Stember – ROTH MKM>: Jason, maybe we talk about the aftermarket. Obviously the business on a net basis is doing what it’s supposed to do right in these tough times. But how do you view this business for next year specifically on the RV side, assuming that the – I guess the attachment side of the business starts to flatten out, and then maybe on the break fix side of the business as all these RVs that have come into the market since the pandemic wear and tear? Just trying to get a sense of what we can look for in the next year or two there.

<A – Jason Lippert – LCI Industries>: Yeah. On the automotive and truck accessory side, just real quick. We anticipate we’ll continue to grow nicely like it did this past year. We’ve got a lot of good tailwinds there. But with respect to the RV, I’m glad you asked the question because it’s a good one. If you look at the amount of RVs that are coming out of the warranty cycle, out of warranty, it’s about 1.5 million from 2020 to 2022, about 1.5 million RVs. So that’s a lot of RVs, the warranties are going to be completely expired on those in 2025.

So what that means? It’s going to drive a lot of customer pay opportunities as those continue to age. So – and then you’ve got from a warranty standpoint or cost standpoint, you got 2023’s and 2024’s start to enter the warranty cycle now compared to the high volume years we have in 2020 to 2022. So warranty should have some downward pressure, where we’re not going to see the kind of warranty we saw when there was just a massive amount of RVs being built.

So it’s a really good dynamic for us as you’re looking at our aftermarket business for repair and replacement and upgrade. It’s a lot – those 1.5 million RVs that are completely coming into the customer pay cycle which is where we make our warranty opportunity dollars on repair and replacement and upgrade. Makes sense?

<Q – Scott Stember – ROTH MKM>: Yes. Last question also on the aftermarket. When you guys were aggressively advancing this back in, I guess three or four or five years ago, the narrative was that this business could be 2x on the margin versus the OEM business. Is that still the case? And would that suggest that the margins in aftermarket could go into the high teens pushing 20%?

<A – Jason Lippert – LCI Industries>: Depends on the mix. I mean, if you look at our – we’ve said in the past quarters that our automotive aftermarket margins are less and it’s about 60% or 54% of our total aftermarket revenues. So as long as we keep that mix, I mean, likely that’s not going to happen or we’re still going to have nice margins and great opportunity like I just mentioned, with the units coming out of warranty into the customer pay cycle. That’s a huge opportunity for us over the next two to three years. We’re going to start seeing all those come into play.

And we’ve obviously demonstrated over the last 10 years since we started the aftermarket division that we know how to run this business and it’s mature now and we’re driving really good margins. So...

<Q – Scott Stember – ROTH MKM>: Got it. That’s all I have. Thank you.

<A – Jason Lippert – LCI Industries>: Thanks, Scott.

Operator: The next question comes from Tristan Thomas-Martin from BMO Capital Markets. Tristan, your line is open. Please go ahead.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Good morning.

<A – Jason Lippert – LCI Industries>: Hey. Good morning.

<A – Lillian Etzkorn – LCI Industries>: Good morning.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: So I was trying to quantify a potential tariff impact at the book. I think last year you called out about 30% raw materials components as imported. And Jason, I think you said, was a significant amount from China. So does that mean north of – so like 15-ish-plus percent of raw materials components imported from China or am I not about the right way?

<A – Jason Lippert – LCI Industries>: Tristan, I don’t have the number off the top of my head, but like I said earlier, it’s significantly less than what it was in 2020. And I think the way to look at the tariff, if you’re – kind of looking high level at this, the way to look at the tariff potential is A, we’re likely to have some time to react. It might be a matter of months like it was the last go around. But I think our margins didn’t really suffer the last time that we have this because we took action right away. And again, those actions are offshoring China more than what we are today. And we’re already in process because we started that process a few years ago. And then nearshoring here more in the US and then bringing some of the products back for US manufacturing, which we’re actively considering all three of those right now.

I think we’ll be fine when it comes to tariff. And the fourth option, obviously, is to pass some of that costs along which we did in – we did when the last tariffs came out. So I think the way to look at it is we know how to – we’ve actually had a lot of practice dealing with that, the last go around. So I think we’ll be fine at this time.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay. So do you think that – are you going to proactively try to take some of those steps or [indiscernible] (00:46:16)

<A – Jason Lippert – LCI Industries>: We’ve already...

[indiscernible] (00:46:17)

<A – Jason Lippert – LCI Industries>: Yeah, we’ve already been doing that. We’ve been – once we started the offshoring China program a few years ago, we’ve been actively continuing to do that and have some company goals around that to move product out of China. So that’s one way to look at it I think is that we’re in practice of doing that today.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay. And then...

<A – Jason Lippert – LCI Industries>: We’ll get you more color...

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: ...just real quick...

<A – Jason Lippert – LCI Industries>: ...on the specific things once we know more.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Yes. Yeah, more color would definitely be helpful considering how quickly like things can change post the election. And then just really quick. With something like TCS, is that a 2025, model year 2025 benefit or is that really like a 2026 and beyond story?

<A – Jason Lippert – LCI Industries>: I think it’s 2025 and beyond. I mean, we launched it this year, obviously, and we’ve got some really good brands on it. And that’s really how you promote innovation and you really get a good return and quick return on innovation and getting the right brands on it quick. So we’ve got brands like Brinkley and Alliance, Grand Design, we’ve got the other majors looking at it. But we’ve got some really top notch brands that are already using it today.

So some of it depends on when they want to implement it, whether it’s a model year change or running change. But our goal is to put this product, the ABS and a couple of the others on steroids over the next couple of years with programs and really make it more of an industry standard.

<Q – Tristan Thomas-Martin – BMO Capital Markets Corp.>: Okay. Thank you.

<A – Jason Lippert – LCI Industries>: Thanks.

Operator: Our final question today comes from Brandon Rollé from D.A. Davidson. Brandon, your line is open. Please go ahead.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Good morning. Thank you for taking my question. First...

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Brandon Rollé – D. A. Davidson & Co.>: ...following up on Tristan. Good morning. First, just following up on Tristan’s question. Globally, is 30% of your raw materials and components imported still the right way to think about the business heading into 2025? Or has that mix increased or decreased? I mean, just looking globally, not just China.

<A – Jason Lippert – LCI Industries>: Okay. I don’t know the right number and we’ll get back to you on that, Brandon and Tristan for that matter. But I would say that that number is decreasing because of our initiatives to bring more either to North America or offshore Asia.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Okay. And I think one of the mitigation efforts you had mentioned was potentially passing through those costs to the consumer. Do you feel like obviously we’re in a different environment now with the more price conscious consumer and elevated interest rates? Do you feel like that mitigation effort might be a little challenged, just given pricing so important right now in market?

<A – Jason Lippert – LCI Industries>: Well, let me be clear. I mean, that’s our last priority is to pass it along. Our first priority is to find a way to mitigate it through finding new suppliers, whether they’re in different countries, or whether we’re bringing the product back here and finding suppliers domestically or building the components domestically.

But again, well, we always work with the OEMs and it’s the last resort to pass it along to the consumer. And it’s usually a small portion of what the overall picture is going to look like once we find out what that picture actually is.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Okay. And just finally, I think in the press release, you had mentioned strong market share gains within the chassis market. Can you talk about maybe the market share gains you’re seeing within chassis? So it seemed like a couple of OEMs in the market had maybe gone to another supplier for certain products. And even one had mentioned that maybe traditional suppliers needed to earn their business moving forward. So any color there on what strong means and maybe where your market share is today versus where it was at the end of last quarter, if possible? Thank you.

<A – Jason Lippert – LCI Industries>: Yeah. I think that – I’ll give you a couple different examples. But more of the fifth-wheel manufacturers and we’re literally supplying 98% of the fifth-wheels today. So more of the fifth-wheel manufacturers are looking for more durable chassis foundations because of the fact that people are just using them more, they’re not full timing necessarily more, but they’re living in the units more and using them more. They’re taking them off road. So there’s been a significant desire by a lot of the OEMs and a lot of the brands that built fifth-wheels to have some beefier, bigger chassis. So we’ve been working steadily there, which increases the content significantly, if you can think about it in a way that you’re just adding a lot of steel and things like that.

We changed some of our slide-out mechanisms. We put leveling in the chassis where – we just talked about TCS and the new suspensions that we’re offering. Those have to come with the chassis. That’s going to drive market share improvement there. But if you look at all the things that we’re doing and you talk about maybe your comment about has there been business traded where we’ve lost some market share?

Yeah, I mean, every year there’s a couple of puts and a couple of takes. So I think if you look at the last 10 years, again, we might have lost a couple of brands each year, but we’ve also picked up a couple of brands each year. And the net of all that is that we’ve improved our chassis revenues year-to-date, nine months over the last nine months last year. And even with some of the cost get-backs and things like that.

<Q – Brandon Rollé – D. A. Davidson & Co.>: Okay.

[indiscernible] (00:52:12)

<A – Jason Lippert – LCI Industries>: ...there’s no more of a – just from a total chassis package, there’s nobody that does all the different types of chassis that we do today and has the flexibility and design capabilities and manufacturing capabilities to build some of the types of the units that we’re building that’s up here. Most brands have ranges across from small travel trailers or to the large toy haulers. And we’re really the only manufacturer out there that can do all of it. So...

<Q – Brandon Rollé – D. A. Davidson & Co.>: Right. I was just focusing on the puts and takes, if you had any examples of maybe some takes to offset some of the puts.

<A – Jason Lippert – LCI Industries>: Yeah. I’d say most of the market share came from us having brands that were – having the brands that were winning. And I’ve talked about that on prior calls where there’s a lot of brands out there. You can gain an account, but if they’re not building many units, then it’s better have the brands that are gaining market share and adding volume with the production every year. So I think I’d look at it more that way than maybe the way you’re looking at it. Is that helpful?

<Q – Brandon Rollé – D. A. Davidson & Co.>: Okay. No, that is because – and then just lastly, you said you have like a 98% market share within fifth-wheels. I guess how much more market share is there to gain in that category then, if that’s where you’re gaining the most share at this time?

<A – Jason Lippert – LCI Industries>: You’ve just answered your own question. You just answered your own question, Brandon. I think that the way to look at the market share there is that, like I just said, there is going to be Grand Design is a good example. They’ve just added some significant volume in terms of steel to their units to beef them up so that people will say, I want to spend more time in my units, not six months. That’s got to last longer and the foundation’s got to be solid.

So we’re putting significant amount of content into fifth-wheels right now for that specific reason, and that goes all the way down to some of the mid profile fifth-wheels that are out there as well. So I think then as brands start to do that, other brands are going to look at that because they’re going to market the units that way, that they’ve got stronger foundations, they’ve got bigger chassis, and here’s what they’ve done. And once all the brands do that, it increases and improves content pretty significantly.

So obviously from that 2% or 5% or whatever the actual number is, there’s not a lot of units to gain unless that market grows. But where the dollar content gain is and all these things that they’re putting in chassis , and including TCS, because that’s going to need to be added to the chassis as well as chassis improvements that need to happen to accept that TCS system on the suspension. So hopefully that’s helpful.

<Q – Brandon Rollé – D. A. Davidson & Co.>: No, very helpful. Thank you so much.

<A – Jason Lippert – LCI Industries>: Yeah. See you.

Operator: We’ve no further questions, so I’ll turn the call back over to Jason for closing remarks.
...

Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

All right. We appreciate everybody for tuning in today. We look forward to giving you more color on the next quarterly call in a couple of months. Thanks.

Operator: This concludes today’s call. Thank you very much for your attendance. You may now disconnect your lines.
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